Exhibit 99

                [Letterhead of David J. Miller & Associates, LLP]



                                 March 31, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                           Re:      Comdisco, Inc.
                                    Employee Profit Sharing Plan
                                    Form 11-K Filing for the
                                    Year Ended September 30, 1998

Ladies and Gentlemen:

         We have been advised that there has been an extension of time requested to complete the above reference filing, and that the reason cited for the need for additional time is that the applicable audited financial statements are not yet available.

         The applicable audited financial statements are not yet available because we were unable to obtain timely information necessary to complete the audit prior to the March 31, 1999 filing date.



David J. Miller & Associates, LLP
Deerfield, Illinois
March 31, 1999